UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2014

PURE CYCLE CORPORATION
(Exact name of registrant as specified in its charter)

Colorado
(State or other jurisdiction of incorporation)

0-8814	84-0705083
(Commission File Number)	(IRS Employer Identification No.)

34501 E. Quincy Avenue, Bldg. 34, Box 10, Watkins, CO 80137
(Address of principal executive office) (Zip Code)

Registrant’s telephone, including area code	(303) 292-3456

1490 Lafayette Street, Suite 203, Denver, CO 80218
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

3528921.1

This Current Report on Form 8-K is filed by Pure Cycle Corporation (the “Registrant”), a Colorado corporation, in connection with the matters described herein.

ITEM 1.01 – Entry into a Material Definitive Agreement

ITEM 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Effective December 22, 2014, the Registrant consented to the waiver of all contingencies set forth in the Amended and Restated WISE Partnership – Water Delivery Agreement, dated December 31, 2013 (the “WISE Partnership Agreement”), among the City and County of Denver acting through its Board of Water Commissioners (“Denver Water”), the City of Aurora acting by and through its Utility Enterprise (“Aurora Water”), and the South Metro WISE Authority (“SMWA”).  The SMWA was formed by the Rangeview Metropolitan District (the “District”) and nine other governmental or quasi-governmental water providers pursuant to the South Metro WISE Authority Formation and Organizational Intergovernmental Agreement, dated December 31, 2013 (the “SM IGA”), to enable the members of SMWA to participate in the regional water supply project known as the WISE Partnership (“WISE”) created by the WISE Partnership Agreement.  The SM IGA specifies each member’s pro rata share of WISE and the members’ rights and obligations with respect to WISE.  The WISE Partnership Agreement provides for the purchase of certain infrastructure (pipelines, water storage facilities, water treatment facilities, and other appurtenant facilities) to deliver water to and among the ten members of the SMWA, Denver Water and Aurora Water.  Certain infrastructure has been constructed and other infrastructure will be constructed over the next several years.

By consenting to the waiver of the contingencies set forth in the WISE Partnership Agreement, pursuant to the terms of the Rangeview/Pure Cycle WISE Project Financing Agreement (the “WISE Financing Agreement”) between the Registrant and the District, the Registrant become obligated to fund the District’s participation in WISE effective as of December 22, 2014. The Registrant’s cost of funding the District’s purchase of its share of existing infrastructure and future infrastructure for WISE is projected to be approximately $7 million over the next 6 years, which includes funding of approximately $1.2 million annually over the next 5 years and funding of the District’ obligations under the Rangeview Funding Agreement described below.

The District entered into a Rangeview Funding Agreement, dated November 11, 2014 (the “Rangeview Funding Agreement”), with certain SMWA members pursuant to which Rangeview borrowed approximately $1.4 million to finance the purchase of infrastructure for WISE.  The $1.4 million is repayable in equal annual installments over the next three years and accrues interest at the rate of 3%.  The Registrant is required to provide the District with the funds to repay this obligation pursuant to the terms of the WISE Financing Agreement.  In exchange for funding the District’s obligations in WISE, the Registrant will have the sole and exclusive right to use and reuse the WISE water and infrastructure to provide water service to the District’s customers and to receive the revenue from such service.

The Registrant will also serve as the District’s voting representative in the SMWA and otherwise perform or cause to be performed the District’s obligations under the SM IGA and the WISE Partnership Agreement.

The WISE Partnership Agreement, the SM IGA, the WISE Financing Agreement, and the Rangeview Funding Agreement, are collectively referred to as the WISE Agreements.  Under the WISE Agreements, the Registrant will fund a 7% interest in WISE, which will entitle the Registrant to access pipeline capacity and water on a phased basis.  Upon completion in 2021, the Registrant expects to be entitled to approximately 3 million gallons per day (MGD) of transmission pipeline capacity and 500 acre feet per year of permanent water from Denver Water and Aurora Water, subject to variations and interruptions as permitted by the terms of the WISE Partnership Agreement.

ITEM 9.01 -- Financial Statements and Exhibits

(d) Exhibits:

Exhibit 10.1 –	Rangeview/Pure Cycle WISE Project Financing Agreement, effective as of December 22, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 30, 2014

PURE CYCLE CORPORATION

/s/ Mark W. Harding
By: Mark W. Harding,
President and Chief Financial Officer